Exhibit 10.2
MEDIANET GROUP TECHNOLOGIES, INC.

Non-Qualified Stock Option Agreement

This Non-Qualified Stock Option Agreement certifies that, pursuant to the MediaNet Group Technologies, Inc. (the “Company”) 2010 Omnibus Equity Compensation Plan (the “Plan”), the Compensation Committee has granted an option to purchase shares of common stock, par value $.001 per share (the “Common Stock”) of MediaNet Group Technologies, Inc. as stated below.  Capitalized terms used herein and not defined shall have the meaning ascribed to such terms in the Plan.

Optionee:	Mark L. Mroczkowski

Address:	8157 Saint Andrews Circle
Orlando, FL 32835

Number of Shares	5 million shares of the Common Stock (the
Subject to the Option	“Option Shares”)

Option Exercise Price:	US$.001 per share of Common Stock (the “Per
Share Exercise Price.

Grant Date:	September 30, 2010 (the “Grant Date”)

MEDIANET GROUP TECHNOLOGIES, INC.

Dated: As of September 30, 2010	By:
Name: Michael Hansen
Title: CEO

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof as described in Exhibit A attached hereto and made a part hereof.  The undersigned hereby acknowledges receipt of a copy of the MediaNet Group Technologies, Inc. Omnibus Equity Compensation Plan, a copy of which is attached hereto as Exhibit B, and agrees to be bound by the terms of such Plan.

OPTIONEE

Dated: As of September 30, 2010
Name: Mark L. Mroczkowski

EXHIBIT A

Terms and conditions of the Non-Qualified Stock Option Agreement for Employees

Grant of Option.  MediaNet Group Technologies, Inc., a Nevada corporation (the “Company”), hereby grants to the Optionee, as of the Grant Date an option (the “Option”), pursuant to the Plan, to purchase the Option Shares at the Per Share Exercise Price, purchasable as set forth in and subject to the terms and conditions of this Option and the Plan.  Except where the context otherwise requires, the term “Company” shall include all future subsidiaries of the Company as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time (the “Code”).

Non-Qualified Stock Option.  The Option shall constitute and be treated at all times by the Optionee and the Company as a "non-qualified stock option" for U.S. Federal income tax purposes and shall not constitute and shall not be treated as an "incentive stock option" as defined under Section 422(b) of the Code.

Exercise of Option and Provisions for Termination; Vesting Schedule.  The Option shall vest as follows: one million of the Option Shares will vest and become exercisable on the September 30, 2010; 500,000 of the Option Shares will vest and become exercisable at the end of each of eight successive calendar quarters thereafter.  Except as otherwise provided in this Agreement, this Option may be exercised at any time during the period (the “Exercise Period”) commencing on September 30, 2010 and terminating on September 30, 2020 (the “Expiration Date”).  This Option may not be exercised at any time on or after the Expiration Date.

Exercise Procedure.  Subject to the conditions set forth in this Agreement and the Plan, this Option shall be exercised by the Optionee’s delivery of written notice of exercise to the General Counsel of the Company, specifying the number of Option Shares to be purchased and the purchase price to be paid therefor (the “Purchase Price”).  Such notice must be signed and dated and be accompanied by payment in full of the Purchase Price in accordance with Section 4 of this Agreement.  Such exercise shall be effective upon receipt by the General Counsel of the Company of such written notice together with the Purchase Price.  The Optionee may purchase less than the number of Shares covered hereby, provided that no partial exercise of this Option may be for any fractional Share.

Payment of Purchase Price.  Payment of the Purchase Price for the Shares purchased upon the exercise of this Option shall be made by delivery to the Company of one or some combination of the following items of consideration with a value on the date of exercise equal to the Purchase Price of the subject Shares:

cash;

a certified check or bank check;

a cash equivalent instrument that is reasonably acceptable to the Company; or

shares of Common Stock (provided that the such shares of Common Stock have been held by the Optionee (or any other person or persons exercising the Option) for at least six months).

Delivery of Option Shares:  Compliance with Securities Law, Etc.

General.  The Company shall, upon payment of the option price for the number of Option Shares purchased and paid for, make prompt delivery of such Option Shares to the Optionee, provided that if any law or regulation require the Company to take any action with respect to such Option Shares before the issuance thereof, then the date of delivery of such Option Shares shall be extended for the period necessary to complete such action.

Listing Qualifications, Securities Law Compliance, Etc.  Notwithstanding anything to the contrary in this Agreement, no shares of Common Stock purchased upon exercise of the Option, and no certificate representing such shares, shall be issued or delivered if (a) such shares have not been admitted to listing upon official notice of issuance on each stock exchange, if any, upon which shares of that class are then listed, or (b) in the opinion of counsel to the Company, such issuance or delivery would (i) cause the Company to be in violation of or to incur liability under any federal, state or other securities law, or any other requirement of law or any requirement of any stock exchange regulations or listing agreement to which the Company is a party, or of any administrative or regulatory body having jurisdiction over the Company or (ii) require registration (apart from any registrations as have been theretofore completed by the Company covering such shares) under any federal, state, or other securities or similar law.

No Special Employment or Similar Rights.  Nothing contained in the Plan or this Option shall be construed or deemed by a person under any circumstances to bind the Company to continue the employment or other relationship of the Optionee with the Company for the period within which this Option may be exercised or otherwise.

Rights as a Shareholder.  The Optionee shall have no rights as a shareholder with respect to any Option Shares which may be purchased by exercise of this Option (including, without limitation, any rights to receive dividends or non-cash distributions with respect to such Option Shares) unless and until a certificate representing such Option Shares is duly issued and delivered to the Optionee.  No adjustment shall be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

Adjustment Provisions.

General.  If, through or as a result of any consolidation of shares of Common Stock, merger or consolidation of the Company or its Subsidiaries or sale or other disposition by the Company or its Subsidiaries of all or a portion of its assets, any other change in the Company's or its Subsidiaries' corporate structure, or any distribution to shareholders other than a cash dividend results in the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or class of shares of Common Stock or other securities of the Company, or for shares of Common Stock or other securities of any other Company; or new, different or additional shares or other securities of the Company or of any other Company being received by the holders of outstanding shares of Common Stock, the Optionee shall, with respect to this Option or any unexercised portion hereof, be entitled to the rights and benefits, and be subject to the limitations, set forth in the Plan.

Board Authority to Make Adjustments.  Any adjustments under this Section 8 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional Shares will be issued pursuant to this Option on account of any such adjustments.

Withholding Taxes.  The Company’s obligation to deliver Option Shares upon the exercise of this Option shall be subject to the Optionee’s satisfaction of all applicable, federal, state and local income and employment tax withholding requirements.

Financial Restatements Due to Intentional Misconduct or Gross Negligence.

(a)           In the event that the Board of Directors determine (the “Board Determination”) that the Optionee’s intentional misconduct or gross negligence directly or indirectly caused or contributed to a restatement of the Company’s consolidated financial statements due to the material non-compliance of the Company with any financial reporting requirement under the U.S. federal securities laws, whether such restatement is required by law or the Board of Directors determines, in its discretion, such restatement is necessary or desirable to serve the best interests of the Company, then any vested and unvested Options then held by the Optionee that were granted during the three month period prior to or the nine month period following the first public issuance or filing with the Securities Exchange Commission (whichever occurs first) of the incorrect financial statements shall be immediately cancelled and rendered null and void without any payment therefor. In addition, for any Options that were exercised during the nine month period following the first public issuance or filing with the Securities Exchange Commission (whichever occurs first) of the incorrect financial statements (the “Covered Options”), the Optionee shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or shares of Common Stock having a value equal to the amount described in clause (i), (ii) or (iii) below, depending on whether the Optionee still holds the Option Shares acquired upon exercise of the Covered Options:

(i)           to the extent that such Option Shares have been sold, the difference between the aggregate proceeds received from such sale of such Option Shares over the aggregate Option Exercise Price for such Option Shares,

(ii)          to the extent that such Option Shares have been transferred otherwise than for value (ex. a transfer by gift, a transfer upon death), the difference between: (x) the greatest of (a) the Fair Market Value (as defined in the Plan) of such Option Shares on the date the Covered Options were exercised, (b) the Fair Market Value of such Option Shares on the date the Option Shares underlying the Covered Options were transferred and (c) the Fair Market Value of such Option Shares on the date of the Board Determination and (y) the aggregate Option Exercise Price with respect to such Option Shares; and/or

(iii)         to the extent that such Option Shares have not been sold or otherwise transferred at the time the Company demand is made, the difference between: (x) the greater of (a) the Fair Market Value of such Option Shares on the date the Covered Options were exercised and (b) the Fair Market Value of such Option Shares on the date of the Board Determination and (y) the aggregate Option Exercise Price with respect to such Option Shares.

(b)          This section does not constitute the Company’s exclusive remedy for the Optionee’s commission of intentional misconduct or gross negligence.  The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations. The provisions in this section are essential economic conditions to the Company’s grant of Options to the Optionee. By receiving the grant of Options hereunder, the Optionee agrees that the Company may deduct from any amounts it owes the Optionee from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a Termination of Employment, as well as any other amounts owed to the Optionee by the Company) to the extent of any amounts the Optionee owes the Company under this section. The provisions of this section and any amounts repayable by the Optionee hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

Representations.  The Optionee represents, warrants and covenants that:

Any Option Shares purchased upon the exercise of this Option shall be acquired for the Optionee’s account for investment only, and not with a view to, or for sale in connection with, any distribution of the Option Shares in violation of the Securities Act, or any rule or regulation under the Securities Act.

The Optionee has had such opportunity as he or she has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Optionee to evaluate the merits and risks of his or her investment in the Company.

The Optionee is able to bear the economic risk of holding such Option Shares acquired pursuant to the exercise of this Option for an indefinite period.

The Optionee understands the tax consequences of the granting of the Option, the acquisition of rights to exercise the Option with respect to any Option Shares, the exercise, release or other disposal of the Option and purchase of Option Shares hereunder, and the subsequent sale or other disposition of any Option Shares acquired hereunder.  In addition, the Optionee understands that the Company may be required to pay, or account for taxes in respect of any compensation income, or other income or gain realized by the Optionee upon exercise of the Option granted hereunder.  To the extent that the Company is required to pay, account for or withhold any such taxes, then, unless both the Optionee and the Company have otherwise agreed upon alternate arrangements, the Optionee hereby agrees that the Company may deduct from any payments of any kind otherwise due to the Optionee an amount equal to the total taxes required to be so paid, accounted for or withheld (as permitted by law), or if such payments are inadequate to satisfy such taxes, or if no such payments are due or to become due to the Optionee, then the Optionee agrees to provide the Company with cash funds or make other arrangements satisfactory to the Company regarding such payment.  It is understood that all matters with respect to the total amount of taxes to be withheld in respect of any such compensation income shall be determined by the Company in its sole discretion.

By making payment upon exercise of this option, the Optionee shall be deemed to have reaffirmed, as of the date of such payment, the representations made in this Section 12.

Restrictions on Transfer of Option Shares.

The Optionee hereby acknowledges and agrees that the Option shall not be transferable by the Optionee other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the Optionee only by him or by his guardian or legal representative.

The Optionee hereby acknowledges that in connection with any public offering of the Company’s Common Stock, the underwriters for the Company may require that the Company's officers, directors, and/or certain other shareholders not sell their Shares for a certain period of time before or after the effectiveness of any registration statement of the Company filed in connection with such offering.  The Optionee hereby agrees that upon the Company's request in connection with any such public offering, that the Optionee will not, directly or indirectly, offer, sell, contract to sell, make subject to any purchase option, or otherwise dispose of any Option Shares for a period requested by the underwriter or its representative, not to exceed ten (10) days before and 90 days after the date of the effectiveness of any such registration statement, without the prior written consent of the underwriter or its representative.

Legends.  All stock certificates representing Option Shares issued to the Optionee upon exercise of this Option shall have affixed thereto legends substantially in the following form, in addition to any other legends required by applicable state law:

“The shares of stock represented by this certificate are subject to certain restrictions on transfer contained in an Option Agreement, a copy of which will be furnished upon request by the issuer.”

Termination of Employment.  The Option shall lapse and cease to be exercisable within three months following a Termination of Employment for any reason (the “Termination Exercise Period”).  Upon a Termination of Employment of the Optionee other than (i) by the Company for cause or (ii) by the Optionee without good reason, the Option granted hereunder, to the extent not previously exercisable and vested, shall become immediately exercisable and fully vested in accordance with its terms.  Notwithstanding the foregoing, the Termination Exercise Period shall be extended to three years and the Option granted hereunder, to the extent not previously exercisable and vested, shall become immediately exercisable and fully vested in accordance with its terms, in the event employment shall have terminated:

(i)	as a result of Retirement or Disability; and

(ii)	as a result of death, or if death shall have occurred during the Termination Exercise Period.

The Compensation Committee reserves the right to cancel or suspend the Option granted hereunder if the Optionee is terminated for cause or the Compensation Committee determines that the Optionee is competing or has competed with the Company as set forth in Sections 3.15 and 14.2 of the Plan.

Effectiveness of the Grant of the Option.  The grant of the Option by the Company to the Optionee shall not become effective until the Optionee executes the cover page of this Agreement and returns this Agreement with the executed cover page to the Company.  In the event the Optionee fails to execute and return this Agreement to the Company within one month after the Grant Date, this Agreement shall immediately terminate in all respects and this Agreement shall immediately cease to be an operative contract.

Plan Documents.  This Agreement is qualified in its entirety by reference to the provisions of the Plan, as amended from time to time, which are hereby incorporated herein by reference.  The interpretation and construction by the Compensation Committee of the Plan, this Agreement, the Option granted hereunder, and such rules and regulations as may be adopted by the Compensation Committee for the purpose of administering the Plan, shall be final, binding and conclusive.  Until the Option shall expire, terminate, or be exercised in full, the Company shall, upon written request therefor, send a copy of the Plan, in its then-current form, to the Optionee or any other person or entity then entitled to exercise the Options.

Miscellaneous.

This Agreement may (except as provided in the Plan) only be amended, altered or modified by a written instrument signed by the parties hereto, or their respective successors, and it may not be terminated (except as provided herein or in the Plan).

All notices under this Option shall be mailed or delivered by hand to (i) the Company at the address set forth below, (ii) the Optionee at the address set forth on the first page of this option, or (iii) at such other address as may be designated in writing by either of the parties to one another.

If to the Company:	Andreas Kusche
MediaNet Group Technologies, Inc.
5200 Town Center Circle, Suite 601
Boca Raton, FL 33486

If to the Optionee:	See address of Optionee on the cover page of this Agreement.

Applicable Law.  This Option shall be governed by and construed in accordance with the laws of the State of Florida, but without regard to the principle of conflict of laws thereof.  If any one or more provisions of this Agreement shall be found to be illegal or unenforceable in any respect, the validity and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.  The parties hereto hereby submit themselves to the exclusive jurisdiction of the state or Federal courts located in Palm Beach County, Florida and (a) agree and acknowledge that any claim, action or proceeding regarding the Company or this Agreement shall be brought in such courts, and (b) hereby waive any objections to such venue, including, without limitation, any objections based on such venue being an inconvenient forum.

Entire Agreement.  This Agreement constitutes the entire agreement between the Company and the Optionee and supersedes any prior agreements and understandings, oral or written, between the Company and the Optionee concerning the subject matter of this Agreement.

Construction.  The section headings contained in this Agreement are for reference only and shall have no effect on the interpretation of any of the provisions of this Agreement.

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and upon the legal representatives, executors, administrators, heirs, legatees and any permitted assignee of the Optionee.